            UNITED STATES SECURITIES AND EXCHANGE COMMISSION



                          Washington, D.C.  20549




                                 FORM 8-K



                              CURRENT REPORT




                  Pursuant to Section 13 or 15(d) of the
                     Securities Exchange Act of 1934






                            December 18, 1995





                         Mallinckrodt Group Inc.
         (Exact name of registrant as specified in its charter)


          New York                  1-483           36-1263901
(State or other jurisdiction     (Commission     (I.R.S. Employer
    of incorporation)            File Number)    Identification No.)


 7733 Forsyth Boulevard, St. Louis, MO                63105-1820
(Address of principal executive offices)              (ZIP Code)


Registrant's telephone number,                     (314)854-5200
     including area code


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Item 5.  Other Events

The Company issued a press release on December 18, 1995. The relevant portion of the text was as follows:

MALLINCKRODT NAMES NICHOLS CHIEF OPERATING OFFICER; TWO OTHER OFFICERS
APPOINTED

ST. LOUIS, Mo., December 18, 1995 -- Mallinckrodt Group Inc. Chairman and Chief Executive Officer C. Ray Holman today announced the appointment of three corporate officers as part of a strategic initiative designed to ensure the company's continued achievement of exceptional growth in sales and profitability driven by innovation and productivity.

     Mack G. Nichols has been appointed president, chief operating officer and elected to the board of directors. Nichols, previously president of Mallinckrodt Chemical, will have full responsibility for Mallinckrodt Group's worldwide operations.

     Robert G. Moussa continues as a senior vice president of Mallinckrodt Group and has been named president, international to lead the company's ambitious globalization program. Moussa was previously president of Mallinckrodt Medical. J. Eugene Fox, Ph.D., has been appointed vice president, science and technology and will coordinate the development and introduction of leading-edge technologies and products. He was previously senior vice president, science and technology, of Mallinckrodt Medical.

     "In addition to consolidating all of our business operations under one corporate officer, the changes establish new leadership for international expansion and technological innovation, the two areas where we have the greatest opportunities for sales growth," Holman said. The appointments are effective immediately.

     "We're confident that Mack Nichols will continue his superior business leadership which consistently has produced excellent operating performance during his 16 years with our company," Holman said.

     "Consolidating all operating activities under the chief operating officer, combined with eliminating a complete organizational level, will result in a flatter organization, providing greater speed of decisions and actions and less duplication of services at all levels of the company.
We expect to realize substantial productivity enhancements and lower costs from these initiatives and we remain confident in achieving our financial objectives for 1996 and beyond."

     Mallinckrodt Group is a St. Louis-based company with fiscal 1995 net sales of $2.2 billion. Through its technology-based businesses, it provides human and animal health products and specialty chemicals. Mallinckrodt has approximately 10,300 employees worldwide.


MALLINCKRODT GROUP INC.



ROGER A. KELLER
-------------------------
Roger A. Keller
Vice President, Secretary
  and General Counsel


DATE:  December 20, 1995